Exhibit 10.1

Execution Version

LOAN EXTENSION, MODIFICATION

AND COMMITMENT TO RESTATE AGREEMENT

THIS LOAN EXTENSION, MODIFICATION AND COMMITMENT TO RESTATE AGREEMENT (this “Agreement”), dated as of December 14, 2023, is made by and among PR CHERRY HILL STW LLC, a Delaware limited liability company (“PR Cherry Hill”), and CHERRY HILL CENTER, LLC, a Maryland limited liability company (“Cherry Hill Center”; PR Cherry Hill and Cherry Hill Center are referred to herein individually and collectively, as the context may require, as “Borrower”), PREIT ASSOCIATES, L.P., a Delaware limited partnership (“Guarantor”), NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company (“Co-Lender A-1”), and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation (“Co-Lender A-2”; Co-Lender A-1 and Co-Lender A-2, together with their successors and assigns, are referred to herein individually as “Co-Lender” and collectively as “Lender”).

RECITALS:

WHEREAS, on August 15, 2012, Lender made a loan (the “Loan”) to Borrower in the original principal amount of Three Hundred Million Dollars ($300,000,000.00);

WHEREAS, the Loan is evidenced by that certain Promissory Note A-1 dated August 15, 2012, made by Borrower and payable to Co-Lender A-1, in the original principal amount of One Hundred Fifty Million Dollars ($150,000,000.00) (“Note A-1”) and that certain Promissory Note A-2 dated August 15, 2012, made by Borrower and payable to Co-Lender A-2, in the original principal amount of One Hundred Fifty Million Dollars ($150,000,000.00) (“Note A-2”; Note A-1 and Note A-2 are referred to herein individually as a “Note” and collectively as the “Notes”);

WHEREAS, Borrower’s obligations under the Notes are secured by, among other things, that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made on August 9, 2012 and effective as of August 15, 2012, from Borrower to Lender, recorded on August 24, 2012 in Book 09648, at Page 0640 in the Public Records of Camden County, New Jersey, as amended by that certain Modification and Extension of Mortgage dated as of August 31, 2022 and recorded on October 5, 2022 in Book 12202, at Page 789 in the Public Records of Camden County, New Jersey (as so amended, the “Security Instrument”), covering certain real property and improvements thereon, more particularly described therein (the “Property”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Notes or the Security Instrument, as applicable;

WHEREAS, in connection with the Loan, (i) Guarantor executed and delivered to Lender that certain Guaranty dated as of August 15, 2012 (the “Guaranty”); and (ii) Borrower and Guarantor executed and delivered to Lender that certain Environmental Indemnity Agreement dated as of August 15, 2012 (the “Environmental Indemnity”);

WHEREAS, the stated Maturity Date of the Notes was previously extended through short term extensions to November 1, 2022 pursuant to that certain Loan Extension and Modification Agreement dated as of August 31, 2022 by and among Borrower, Guarantor and Lender (the “First Modification”), as further extended to May 1, 2023 pursuant to that certain Second Loan Extension and Modification Agreement dated as of October 31, 2022 by and among Borrower, Guarantor and Lender (the “Second Modification”), as further extended to December 1, 2023 pursuant to that certain Third Loan Extension and Modification Agreement dated as of May 1, 2023 by and among Borrower, Guarantor and Lender (the “Third Modification”), and as further extended to December 15 2023 pursuant to letter agreements dated as of December 1, 2023 and December 8, 2023 from Lender and acknowledged and agreed to by Borrower and Guarantor;

WHEREAS, Borrower has requested that Lender further extend the Maturity Date of the Notes;

WHEREAS, Lender has agreed to further extend the Maturity Date of the Notes to February 15, 2024, subject to the terms and conditions of this Agreement, and to provide Borrower with a commitment to restate the Loan with a Maturity Date of February 15, 2025, with successive extension options thereafter to February 15, 2026, August 15, 2026, February 15, 2027 and August 15, 2027, in each case, subject to the terms and conditions of this Agreement;

WHEREAS, PREIT and certain of its direct and indirect subsidiaries other than Borrower (collectively, the “Debtors”) entered into that certain Restructuring Support Agreement dated as of December 7, 2023 with the holders of, or investment advisors, sub-advisors or managers of, discretionary accounts that hold, prepetition first and second lien claims under the Credit Agreements (as defined in the Second Modification) party thereto from time to time (the “RSA”), setting forth the terms and conditions of a joint plan of reorganization of the Debtors (the “Plan”);

WHEREAS, on December 10, 2023, the Debtors (i) commenced voluntary cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), (ii) filed a motion to approve the loans under the debtor-in-possession financing facility as more particularly described in the RSA (the “DIP Facility”), and (iii) filed the Plan and disclosure statement required in connection therewith with the Bankruptcy Court; and

WHEREAS, on December 12, 2023, the Bankruptcy Court entered an interim order approving the DIP Facility.

NOW, THEREFORE, as an inducement to Lender to extend the Maturity Date of the Notes and to commit to restate the Loan as provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS:

1. Extension of Maturity Date. Subject to the satisfaction of the Conditions Precedent (as hereinafter defined), each Note is hereby amended to extend the Maturity Date to February 15, 2024.

2. Commitment to Restate.

(a) Each Co-Lender hereby acknowledges, agrees and commits to restate the Loan pursuant to an amendment and restatement of its respective Note (each, an “Amended and Restated Note”) effective as of February 15, 2024, at the option of Borrower, on the same terms as its existing Note (and without any modification to the other terms of the Loan other than changes as necessary for the actions contemplated herein), except as follows:

(i) the Maturity Date shall be of the earlier of (x) February 15, 2025 and (y) the initial Failed Milestone Date (as defined below), if any;

(ii) the Interest Rate shall be a rate that is the greater of (x) a fixed rate equivalent to two hundred seventy-five (275) basis points in excess of the then 2-Year US Treasury Rate and (y) seven and twenty-five-hundredths percent (7.25%) per annum;

(iii) each Note shall require a monthly payment of principal and interest based upon the new Interest Rate, an assumed principal balance of $114,453,252.00 and a continuation of the existing thirty (30) year amortization schedule (an example calculation of the aggregate payments based upon an Interest Rate of 7.34% is set forth on Exhibit B); and

(iv) the paragraph at the end of each Amended and Restated Note shall provide as follows:

“Maker shall have (a) an option to extend the Maturity Date (the “First Extension Option”), on the same terms as set forth in this Note, for an additional period of one (1) year to end on February 15, 2026 (the “First Extension Term”), provided that all of the following conditions are satisfied for the First Extension Term: (i) Maker requests the extension in writing not less than fifteen (15) days prior to the Maturity Date, and (ii) upon the closing of the First Extension Option, no Event of Default has occurred and is continuing under any of the Loan Instruments and no default has occurred and is continuing beyond all applicable notice and cure periods under the Exit Facility, (b) an option to extend the Maturity Date (the “Second Extension Option”), on the same terms as set forth in this Note, for an additional period of six (6) months to end on August 15, 2026 (the “Second Extension Term”), provided that all of the following conditions are satisfied for the Second Extension Term: (i) Maker shall have exercised the First Extension Option, (ii) Maker requests the extension in writing not less than fifteen (15) days prior to the Maturity Date as extended, (iii) upon the closing of the Second Extension Option, no Event of Default has occurred and is continuing under any of the Loan Instruments and no default has occurred and is continuing beyond all applicable notice and cure periods under the Exit Facility, (iv) concurrently with the closing of the Second Extension Option, Maker pays to each Holder an amount such that the outstanding principal balance of the Loan shall be the lesser of (x) Two Hundred Two Million Dollars ($202,000,000) and (y) an amount such that the projected Debt Yield is 11.5%, which amount will be applied by the Holders as a principal repayment thereby reducing the outstanding balance of the Loan by such paid amount (the “Second Extension Option Principal Reduction”), and (v) Maker pays an extension fee to Holder of ten basis points (.10%) multiplied by the outstanding principal balance of each Note (after giving effect to the Second Extension Option Principal Reduction) for the extension of each Note, (c) an option to extend the Maturity Date (the “Third Extension Option”), on the same terms as set forth in this Note, for an additional period of six (6) months to end on February 15, 2027 (the “Third Extension Term”), provided that all of the following conditions are satisfied for the Third Extension Term: (i) Maker shall have exercised the Second Extension Option, (ii) Maker requests the extension in writing not less than fifteen (15) days prior to the Maturity Date as extended, (iii) upon the closing of the Third Extension Option, no Event of Default has occurred and is continuing under any of the Loan Instruments and no default has occurred and is continuing beyond all applicable notice and cure periods under the Exit Facility, (iv) concurrently with the closing of the Third Extension Option, Maker pays to each Holder an amount such that the outstanding principal balance of the Loan shall be not greater than One Hundred Ninety-Five Million Dollars ($195,000,000), which amount will be applied by the Holders as a principal repayment thereby reducing the outstanding balance of the Loan by such paid amount (the “Third Extension Option Principal Reduction”), and (v) Maker pays an extension fee to Holder of ten basis points (.10%) multiplied by the outstanding principal balance of each Note (after giving effect to the Third Extension Option Principal Reduction) for the extension of each Note, and (d) an option to extend the Maturity Date (the “Fourth Extension Option”), on the same terms as set forth in this Note, for an additional period of six (6) months to end on August 15, 2027 (the “Fourth Extension Term”), provided that all of the following conditions are satisfied for the Fourth Extension Term: (i) Maker shall have exercised the Third Extension Option, (ii) Maker requests the extension in writing not less than fifteen (15) days prior to the Maturity Date as extended, (iii) upon the closing of the Fourth Extension Option, no Event of Default has occurred and is continuing under any of the Loan Instruments and no default has occurred and is continuing beyond all applicable notice and cure periods under the Exit Facility, (iv) concurrently with the closing of the Fourth Extension Option, Maker pays to each Holder an amount such that the outstanding principal balance of the Loan shall be not greater than One Hundred Ninety Million Dollars ($190,000,000), which amount will be applied by the Holders as a principal repayment thereby reducing the outstanding balance of the Loan by such paid amount (the “Fourth Extension Option Principal Reduction”), and (v) Maker pays an extension fee to Holder of ten basis points (.10%) multiplied by the outstanding principal balance of each Note (after giving effect to the Fourth Extension Option Principal Reduction) for the extension of each Note. Each extension option shall be conditioned upon Maker remaking the representations and warranties as set forth in Section 11 of that certain Loan Extension, Modification and Commitment to Restate Agreement dated as of December 14, 2023 by and among Maker, Guarantor and Holder. The closing of each Extension Option shall occur at least one (1) business day before the Maturity Date. If the closing of such Extension Option does not occur by such date, the Loan will mature on the Maturity Date and Maker shall have no further option to extend. Time is of the essence with respect to each of the time periods set forth in this paragraph.”

(b) The obligation of each Co-Lender to restate the Notes pursuant to Section 2(a) above shall be subject to the satisfaction of all of the following conditions:

(i) Borrower shall request the restatement of the Notes in writing no later than February 1, 2024;

(ii) as of February 15, 2024 (x) no Event of Default has occurred and is continuing under any of the Loan Instruments and (y) no default has occurred and is continuing beyond all applicable notice and cure periods under the DIP Facility or, if the DIP Facility is no longer in effect, no default has occurred and is continuing beyond all applicable notice and cure periods under the exit financing facility as more particularly described in the RSA (the “Exit Facility”);

(iii) PREIT and its affiliates have achieved milestone (iv) as set forth on Exhibit A;

(iv) concurrently with the execution of the Amended and Restated Note Borrower pays to each Co-Lender an amount equal to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) (i.e. Fifteen Million and 00/100 Dollars ($15,000,000.00) in the aggregate with respect to both Notes) which amount will be applied by the Lenders as a principal repayment thereby reducing the outstanding balance of the Loan by such paid amount (the “Initial Principal Reduction”);

(v) Borrower and Guarantor shall execute and deliver to Lender such documentation as Lender reasonably requests in connection with the foregoing, including, without limitation, amendments to the Security Instrument and Assignment, renewed Loan Instruments and ancillary certificates in substantially the same form as previously delivered by Borrower and Guarantor and a reaffirmation of the representations and warranties set forth in Section 11 of this Agreement;

(vi) Borrower shall, at Borrower’s expense, deliver such other documents, due diligence, legal opinions and title endorsements as reasonably requested by Lender in connection with the foregoing; and

(vii) Borrower shall pay all actual out-of-pocket costs and expenses incurred by Lender (including reasonable legal fees and expenses) in connection therewith including, without limitation, recording fees and the cost of any title endorsement required by Lender in connection with the foregoing.

3. Debt Yield. As used in the Loan Instruments, the term “Debt Yield” shall mean, with respect to any calendar quarter, a fraction, the numerator of which shall equal the net operating income of the Premises for the trailing twelve (12) month period for any trailing Debt Yield calculation and shall equal the projected net operating income of the Premises for the following twelve (12) month period for any projected Debt Yield calculation (provided that in calculating net operating income, Borrower shall be deemed to incur management fees equal to the greater of (x) two and one half percent (2.5%) of gross revenue for the applicable twelve (12) month period or (y) actual management fees payable under a management contract entered into in accordance with the terms hereof), and the denominator of which is as of any date of calculation, the then outstanding principal balance of the Loan less any Excess Funds (as defined below) held by Lender as additional collateral of the Loan pursuant to Section 3.1(b)(v)(x) of the Cash Management Agreement. Such calculation shall submitted by Borrower to Lender on a quarterly basis and reasonably approved by Lender.

4. Prepayment. Notwithstanding anything else stated in the Notes, Section 4.06 of the Security Instrument or any other Loan Instrument to the contrary, Borrower may prepay the outstanding principal balance of the Notes, in whole or in part, at any time without payment of any premium or penalty, including without obligation to pay any Make-Whole Amount that would otherwise have been due in connection with such prepayment.

5. Conditions Precedent. As a condition precedent to the effectiveness of this Agreement, Borrower shall have satisfied each of the following conditions (collectively, the “Conditions Precedent”) on the date hereof:

(a) Extension Fee. Borrower pays an extension fee to Lender of 35 basis points (.35%) multiplied by the outstanding principal balance of each Note for the extension of each Note.

(b) Management Fee. Borrower shall have entered into an amendment of its management agreement with PREIT Services, LLC to reduce the management fee thereunder to an amount not in excess of two and one half percent (2.5%) of gross revenue of the Secured Property.

(c) Fees and Expenses. Borrower pays all actual out-of-pocket costs and expenses incurred by Lender (including reasonable legal fees and expenses) in connection with this Agreement as and to the extent an itemized request for payment of the same has been provided to Borrower at least one (1) business day prior to the date hereof (if such request is provided at a later date, Borrower shall pay the same within five (5) business days after request).

6. Cash Management.

(a) Section 3.1(b) of the Cash Management Agreement (as defined in the First Modification) is deleted in its entirety and replaced with the following:

“(b) On each Payment Date (or other applicable due date) provided no Event of Default has occurred, other than an Event of Default as to which Lender in its sole discretion has accepted a cure, Lender shall allocate and/or direct the disbursement of all funds received in the DACA Account during the related Collection Period in excess of the Minimum Balance, in the following amounts and order of priority:

(i) first, as estimated by Lender, an amount (when paid monthly) necessary to accumulate sufficient funds to pay all real estate taxes and insurance premiums for the Property when due, to be held by Lender pursuant to Section 1.04 of the Security Instrument;

(ii) second, to Lender, an amount sufficient to pay debt service and other amounts due under the Loan (including, but not limited to, principal, interest, default interest, and late payment charges);

(iii) third, to Borrower, an amount sufficient to pay or reimburse Borrower for expenses payable for such month and set forth in the Budget, or as otherwise required by transactions approved by Lender from time to time, in Lender’s sole discretion;

(iv) fourth, to the extent of available funds (x) to the TI/LC Reserve and Capital Expenditure Reserve Account (the “TI/LC & CapEx Reserve Account”) in the amount of Six Hundred Twenty-Five Thousand and 00/100 Dollars ($625,000.00) per month (the “Monthly Reserve Payment”) and (y) to the extent in any calendar year there have been insufficient funds to make any Monthly Reserve Payment, to the TI/LC & CapEx Reserve Account in the aggregate amount of such shortfalls which remain unpaid; and

(v) fifth, (x) until such time that the Debt Yield on a trailing twelve (12) month basis equals or exceeds thirteen percent (13.00%), all remaining funds (the “Excess Funds”) to Lender to be held as additional collateral for the Loan or applied in such order and priority as Lender shall determine in its sole and absolute discretion (including, without limitation, to pay the Obligations) and (y) thereafter, any funds received during any time that the Debt Yield on a trailing twelve (12) month basis equals or exceeds thirteen percent (13.00%) (and not, for the avoidance of doubt, any Excess Funds held by Lender pursuant to clause (x) above) shall be disbursed to Borrower, provided, however that if for any period thereafter Lender has determined that the Debt Yield on a trailing twelve (12) month basis is less than twelve and three quarters percent (12.75%) any funds to be distributed in accordance with this subsection (vi) shall be distributed in accordance with clause (x) above.”

(b) The following Section 3.1(e) is hereby added to the Cash Management Agreement:

“(e) Notwithstanding anything else stated herein or in the other Loan Instruments to the contrary, the parties hereto acknowledge that Borrower shall have no obligation to deposit or cause to be deposited any funds into the TI/LC & CapEx Reserve Account except for Rents and other income from the Secured Property required to be deposited into the DACA Account and transferred therefrom in accordance with this Section 3.1. If in any calendar year there shall be insufficient funds from Rents and other income from the Secured Property required to be deposited into the DACA Account in order to fund an aggregate of Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) into the TI/LC & CapEx Reserve Account pursuant to Section 3.1(b)(iv), the parties acknowledge that (x) Borrower shall be required to make catch-up payments in any subsequent calendar month during such calendar year only to the extent of available funds in accordance with Section 3.1(b)(iv), and (y) Borrower shall not be required to or to cause to be made any catch-up payment to the TI/LC & CapEx Reserve Account in any later calendar year.”

7. Reserve Accounts. Section 6(c) of the Third Modification is hereby amended and restated as follows:

(c) Lender shall disburse to Borrower amounts from the TI/LC & CapEx Reserve Account to pay or reimburse Borrower for (i) tenant improvement costs and leasing commissions (x) incurred in connection with any lease reasonably approved by Lender, (y) incurred in connection with any lease for which Lender’s approval is not required pursuant to Section E of the 2012 Side Letter, provided that the cost of such tenant improvements and/or leasing commission is included in the total amount of anticipated tenant improvement and/or leasing commission expenditures set forth in the current Budget and does not exceed $75 per rentable square foot in the aggregate for such lease, or (z) that is otherwise approved by Lender, and (ii) capital improvement expenditures as set forth in the approved Budget or otherwise approved by Lender (collectively, “Permitted Expenditures”); provided, however, that Lender shall not be required to make disbursements from the TI/LC & CapEx Reserve Account (i) at any time during the continuance of any Default; (ii) more frequently than once each calendar month; (iii) (except the final disbursement) in an amount less than $100,000; and (iv) unless and until the following conditions have been satisfied:

(i) At least ten (10) business days prior to the date on which Borrower desires Lender to disburse any amounts from the TI/LC & CapEx Reserve Account, Borrower shall have given Lender a written request for such disbursement (a “Disbursement Request”), specifying the amount of the requested disbursement and accompanied by a written statement by Borrower describing the Permitted Expenditures to be reimbursed from such disbursement.

(ii) Borrower shall have delivered to Lender evidence reasonably satisfactory to Lender (A) demonstrating that the amount of the requested disbursement is a payment to, or a reimbursement of Borrower for previously incurred or paid and unreimbursed costs of Borrower with respect to Permitted Expenditures, which evidence may include without limitation, certificates of occupancy or the equivalent, if required by Legal Requirements, invoices, receipts confirming payment and interim conditional (as to payment only) or final lien waivers, as the case may be, from all suppliers, contractors and subcontractors; (B) that all previous disbursements from the TI/LC & CapEx Reserve Account have been properly applied to reimburse Borrower for Borrower’s payment of Permitted Expenditures; and (C) verifying that any tenant improvement or capital improvement that is the subject of any such Disbursement Request has been completed to the satisfaction of Lender (which may include a satisfactory inspection by a representative of Lender).

(iii) Within ten (10) business days after receiving the Disbursement Request, Lender shall either (A) make the requested disbursement or (B) notify Borrower in writing of Lender’s objection to the requested disbursement, specifying in such notice the reasons for such objection. Lender shall not be required to disburse funds for any applicable purpose in excess of the amount of the funds remaining in the TI/LC & CapEx Reserve Account.

With respect to any approvals for leases requested by Borrower, Borrower will send an initial notice requesting consent. If Lender has not approved or denied approval within ten (10) business days thereafter, Borrower may send a second notice, which shall conspicuously state that if Lender fails to respond to such second notice within five (5) business days after the date thereof, then Lender’s approval will be deemed granted. If Lender fails to so respond within five (5) business days after such second notice and provided no Event of Default then exists, then Lender’s approval will be deemed granted.

8. Leasing. Borrower and Lender acknowledge that pursuant to Section E of that certain side letter between Borrower and Lender dated as of August 15, 2012 (the “2012 Side Letter”), Borrower may enter into, modify, amend or extend certain Leases without Lender’s prior consent, provided that certain conditions set forth therein are satisfied. Borrower and Lender hereby confirm that Section E of the 2012 Side Letter and the terms and conditions set forth herein remain in full force and effect and, taking into effect Section 9 hereof, are not aware of any event that has occurred or is continuing which, with the giving of notice or lapse of time, or both, would entitle Lender to declare Section E of the 2012 Side Letter null and void.

9. Bankruptcy Filing.

(a) Borrower and Lender hereby acknowledge that PREIT, Guarantor, affiliated property management companies, and certain of their respective affiliates (excluding in all cases, however, Borrower), may undertake certain restructuring transactions on or prior to September 30, 2024 pursuant to and in accordance with the RSA, including, without limitation: (1) delisting and deregistration of any and all publicly traded securities in PREIT, and suspending PREIT’s SEC reporting obligations under the Securities Exchange Act of 1934 (provided, that in such case, the last sentence of Section 1.11 of the Guaranty shall be deleted in its entirety); (2) the amendment and restatement of the organizational documents of PREIT and its affiliates (other than Borrower); (3) the amendment and restatement of certain of the existing Credit Agreements; (4) the termination of the credit facilities issued pursuant to the Credit Agreements and certain other existing credit facilities of PREIT and its affiliates, and/or entry into the DIP Facility and Exit Facility, provided that in no event shall the Exit Facility mature prior to August 15, 2027; (5) transfers of direct or indirect ownership interests and/or control in PREIT and/or Guarantor and their affiliates (and indirectly, Borrower), including without limitation changes to the board of directors of PREIT and the issuance of certain new securities representing ownership interests in PREIT; (6) redomiciling, merging, consolidating and/or converting PREIT and/or one or more of its affiliates (excluding Borrower and Guarantor) into one or more corporations, limited liability companies or business trusts; (7) creating one or more entities and/or (8) to the extent not inconsistent with the terms of the RSA or this Agreement, such further actions, undertakings or proceedings, including, without limitation, debtor-creditor proceedings, of any form and nature to effectuate such transactions in the most optimal and/or tax efficient manner (collectively, the “Potential Actions”). The Potential Actions described in the foregoing clauses (5), (6) and (7) shall be subject to the following conditions: (i) Lender shall have received at least ten (10) days’ prior written notice thereof, together with a chart, certified by Borrower, showing the revised ownership structure of Borrower, Guarantor and PREIT (which chart shall include all entities that directly or indirectly control Borrower and Guarantor and all entities that directly or indirectly own a twenty percent (20%) or greater interest in Borrower and Guarantor (or, with respect to any foreign entity, directly or indirectly own a ten percent (10%) or greater interest in Borrower and Guarantor)), (ii) Lender shall have confirmed compliance with, and Borrower re-makes the representations and warranties with respect to, OFAC and other statutes and regulations covered by Section 2.08 of the Mortgage and any similar regulations or statues and the Employee Retirement Income Security Act of 1974, as the same may have been amended, (iii) such Potential Action shall not have resulted in a violation of Lender’s then-current “know your customer” requirements, (iv) after giving effect to such transfers, either (x) (1) Redwood Capital Management LLC, any of its affiliates and/or entities controlled by Redwood Capital Management LLC, (2) Nut Tree Capital Management, LP, any of its affiliates and/or entities controlled by Nut Tree Capital Management, LP, (3) Oaktree Capital Management, L.P., any of its affiliates and/or entities controlled by Oaktree Capital Management, L.P., and/or (4) Canyon Capital Advisors LLC, any of its affiliates and/or entities controlled by Canyon Capital Advisors LLC collectively own, directly or indirectly, not less than fifty percent (50%) of the ownership interests in Borrower and, directly or indirectly control Borrower or (y) Borrower’s constituent entities with management responsibility for the Secured Property have experience, acceptable to Lender, in owning and operating properties similar to the Secured Property and own and/or manage at least 5,000,000 square feet of retail space, exclusive of the Secured Property, (v) any Potential Action that would require a replacement guarantor and/or indemnitor under the Guaranty and/or Environmental Indemnity shall provide for a replacement guarantor and/or indemnitor with a minimum net worth of $600,000,000, exclusive of its direct or indirect interest in the Secured Property, and be otherwise acceptable to Lender, and (vi) Guarantor reaffirms all of its obligations under the Guaranty and the Environmental Indemnity. In addition, any Potential Action that would result in a pledge of the direct or indirect interests in Borrower and/or the Secured Property, other than the pledges of substantially all of the direct or indirect interests in the property owning subsidiaries of PREIT (but excluding any for which such pledge is not permitted) pursuant to the DIP Facility and Exit Facility, shall require the prior written consent of Lender.

(b) Lender hereby agrees that, to the extent any of the Potential Actions would give rise to or result in an action, remedy breach or default, Event of Default, the incurrence of Guaranteed Obligations or other recourse liability (whether to Borrower or Guarantor) resulting from a Non-Recourse Exception or otherwise give rise to liability, penalty or a loss of rights pursuant to the Loan Instruments (including but not limited to a breach of the prohibition on Transfers set forth in Section 1.11B of the Mortgage or pursuant to Sections 3.01K, 5.18B(1) or 5.18B(2) of the Mortgage), it expressly, permanently and irrevocably (subject to the terms of clause (c) below), waives any such breach, default, Event of Default, liability, penalty, right to exercise remedies, or loss of rights and agrees that the Potential Actions shall not adversely affect, or give rise to liability to, Borrower or the Guarantor or any affiliate of Borrower and/or Guarantor now or in the future, under or with respect to the Loan; provided, for the avoidance of doubt, that the foregoing shall not apply to a breach of the requirements set forth in this Agreement.

(c) Borrower hereby covenants that Borrower shall cause PREIT and its affiliates to achieve each of the milestones established by the RSA and set forth on Exhibit A attached hereto by the outside date set forth with respect thereto on Exhibit A (each such date, an “Outside Milestone Date”). If PREIT and its affiliates fail to achieve milestones (iv), (v), (vi) or (vii) by its Outside Milestone Date, then such date shall be a “Failed Milestone Date”; provided that if (i) such failure is through no fault of PREIT or its affiliates, (ii) Lender elects to notify Borrower and Guarantor in writing of such breach and (iii) Borrower has not caused the applicable milestone to be achieved by the date that is ten (10) business days from Borrower’s receipt of such notice, then the date at the end of such notice and cure period shall be the “Failed Milestone Date”. The occurrence of a Failed Milestone Date shall be an Event of Default and Lender at its option may in response thereto accelerate the Loan.

(d) Lender’s agreements and waivers set forth in clause (b) above are not intended to, and Borrower acknowledges that it does not, in any way, adversely affect the Lender’s rights or remedies with respect to any other default or Event of Default that may arise which are not related to, connected with or arising out of the Potential Actions.

(e) Any failure by Lender to immediately exercise its rights and/or remedies pursuant to the Loan Instruments shall not be deemed to constitute an agreement of Lender to forbear from exercising any of its rights as a result of any subsequent default or Event of Default (which are not related to, connected with or arising out of the Potential Actions).

(f) Lender reserves the right to take such action, at such times, as Lender, in its discretion, deems necessary and/or appropriate to protect its interests under the Loan Instruments in relation to any such future default or Event of Default (which are not any of the Potential Actions).

(g) Nothing set forth in this Section 9 or otherwise in this Agreement shall be deemed to be a statement by Borrower, Guarantor or any of their affiliates regarding the financial condition of Borrower, Guarantor or any affiliate of Borrower and/or Guarantor, or that any of them is not performing, or does not intend to perform, is unable to perform, or is not likely to perform, its respective obligations, if any, under the Loan or any Loan Instrument or other agreement to which it is a party. Nothing herein, nor any matter discussed in relation to the matters set forth herein, nor any information delivered by Borrower, Guarantor, or any affiliate of Borrower and/or Guarantor to Lender in relation to the Potential Transactions, shall, in any way, constitute an admission or representation that the Potential Actions will occur or as to any other facts, circumstances or conditions, nor shall Borrower, Guarantor or any affiliate of Borrower and/or Guarantor be obligated to cause the Potential Actions, or any of them, to occur.

10. Release of Claims. Each of Borrower and Guarantor for themselves and for their past, present and future agents, attorneys, representatives, officers, directors, partners, shareholders, successors and assigns (collectively, the “Releasors”) does hereby release, remise, and forever discharge Lender, and Lender’s divisions, subsidiaries, parents, affiliates and other related entities (whether or not such entities are wholly-owned) and each of Lender’s past, present and future directors, trustees, fiduciaries, administrators, officers, agents, employees, servants, shareholders and attorneys (as well as its predecessors, successors and assigns) (collectively, the “Releasees”) of and from all manner of actions, causes of action, suits, debts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, liabilities, obligations, damages, judgments, executions, claims and demands, whatsoever, in law or in equity, known or unknown at this time (collectively, “Claims”), which the Releasors, or any of them, now have as of the date of this Agreement or may claim to have, against one or more of the Releasees for or by reason of: (i) any matter, claim, damage or cause of action whatsoever (including, without in any way limiting the generality of the foregoing, all direct and indirect claims either for direct, consequential, or punitive damages of any kind) arising or accruing prior to the date hereof, whether known or unknown, suspected or unsuspected, foreseen or unforeseen at the present time arising out of or relating to the Loan Instruments, the Property or the Loan; (ii) any pre-existing acts, claims or events occurring at any time or times up to the date hereof which may result in future claims of any kind, (including, without in any way limiting the generality of the foregoing, all direct and indirect claims either for direct, consequential, or punitive damages of any kind) arising out of or relating to Loan Instruments, the Property or the Loan; (iii) any matter arising out of or relating to the Loan Instruments, the enforcement of the Loan Instruments, the Property or the Loan arising prior to the date of this Agreement (the matters referred to in the immediately preceding clauses (i), (ii) and (iii) shall collectively be referred to herein as the “Released Claims”). Each of the Releasors hereby agrees not to bring, or assist in bringing, any claim, action, cause of action, or proceeding regarding or in any way related to any of the Released Claims, and each of the Releasors further agrees that the foregoing release is, will constitute, and may be pleaded as, a bar to any such claim, action, cause of action or proceeding.

11. Representations and Warranties. Each of Borrower and Guarantor hereby reaffirms all of their respective representations and warranties set forth in the Loan Instruments (other than such representations and warranties that may have been or will be rendered untrue by the Potential Actions described in Section 9 above and with respect to representations and warranties which were made as to a specific date or time, and without the need for disclosure of facts, circumstances or condition which, through the passage of time, or the undertaking of activities in accordance with the Loan Instruments, render any such representation or warranty untrue and are not, in and of themselves, a default under the Loan Instruments), and further represents and warrants that (a) Borrower is the sole legal and beneficial owner of the Property; (b) each of Borrower and Guarantor has the full power and authority (i) to execute and deliver this Agreement and (ii) to perform its obligations hereunder; (c) Borrower’s and Guarantor’s execution, delivery, and performance of this Agreement has been duly and validly authorized by all necessary action on the part of Borrower and Guarantor; (d) this Agreement has been duly and validly executed and delivered by Borrower and Guarantor and constitutes the legal, valid, and binding obligations of Borrower and Guarantor, enforceable in accordance with their respective terms; (e) no authorization, consent, approval, license, exemption, or other action by, and no registration, qualification, designation, declaration or filing with, any Person not a party hereto is or will be necessary in connection with the execution and delivery by Borrower and Guarantor of this Agreement or, to the extent necessary, have been obtained prior to the date hereof; (f) the execution and delivery of this Agreement does not contravene, result in a breach of, or constitute a default under, any mortgage, loan agreement, indenture or other contract or agreement to which Borrower or Guarantor is a party or by which Borrower or Guarantor or any of Borrower’s or Guarantor’s properties may be bound; (g) there exists no default under the Notes or any of the other Loan Instruments and, without limiting the generality of the foregoing, (x) each of Borrower’s obligations under Section 5.20 of the Security Instrument (as modified by Section F of the 2012 Side Letter) remain satisfied in all material respects and (y) neither Borrower nor Borrower’s general partner or managing member has incurred any secured indebtedness (other than the

Obligations) or unsecured indebtedness (other than ordinary trade debt that is not past due and other indebtedness permitted pursuant to the Loan Instruments); (h) there are no offsets, claims, counterclaims, cross-claims or defenses with respect to the Obligations; and (i) the Loan Instruments and this Agreement are fully enforceable by their terms. Each of Borrower and Guarantor further represent and warrant that there is no suit, judicial or administrative action, claim, investigation, inquiry, proceeding or written demand pending (or, to Borrower’s and Guarantor’s knowledge, threatened) that is not covered by Borrower’s insurance policies (i) against Borrower or Guarantor that would reasonably be expected to result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of Borrower or Guarantor, or in the ability of Borrower to pay or otherwise perform the Obligations, or (ii) which would adversely affect the Property or Borrower’s title to the Property, or (iii) which would adversely affect the validity, enforceability or priority of any of the Loan Instruments. It shall be an Event of Default under the Loan Instruments if any representation or warranty made by Borrower or Guarantor herein proves to be untrue or inaccurate in any material respect.

12. Renewal and Lien Continuation. Subject to the provisions of this Agreement, Borrower hereby renews the Obligations and promises to pay and perform all Obligations; and Guarantor hereby renews and reaffirms its obligations under the Loan Instruments and promises to pay and perform all of its obligations under the Loan Instruments. Nothing in this Agreement shall in any manner diminish, impair, waive or extinguish any of the Loan Instruments (including, without limitation, the Notes), any Obligations or any of the liens, assignments, grants or security interests given to secure all or any part of the Obligations (collectively, the “Liens”). The Liens are hereby ratified and confirmed as valid, subsisting and continuing to secure the Obligations.

13. Default. A default under this Agreement shall constitute an Event of Default under the Notes and other Loan Instruments. Upon the occurrence of any Event of Default, Lender may, at its option and without notice to Borrower, exercise any and all rights and remedies available to Lender pursuant to the Loan Instruments (including, without limitation, the ability of Lender to collect interest at the Increased Rate (as defined in the Notes) from the date of this Agreement), at law or in equity, in such manner as Lender in its sole and exclusive discretion determines. Except as otherwise provided in this Agreement or the other Loan Instruments, Borrower and Guarantor unconditionally and irrevocably waive further notice and any and all grace or cure periods that may be required prior to the exercise by the Lender of any rights or remedies it may have, whether under this Agreement, the other Loan Instruments, at law or in equity. Borrower hereby consents to the ex parte appointment of a receiver through any court having jurisdiction over the Property or the Borrower following the occurrence and during the continuance of an Event of Default and waives any and all defenses, counterclaims and notices in connection with such appointment of a receiver. Such consent and waiver are in addition to all rights of Lender hereunder, under the other Loan Instruments, at law and in equity.

14. No Waiver by Lender; Reservation of Rights. Nothing in this Agreement shall extend to or affect in any way any of the Obligations, any of the rights of Lender or any remedies of Lender arising under the Loan Instruments, at law or in equity, and Lender shall not be deemed to have waived any or all of such rights or remedies with respect to any default or event or condition which, with notice or the lapse of time, or both, would become a default under the Loan

Instruments and which upon Borrower’s execution and delivery of this Agreement might otherwise exist or which might hereafter occur. Without limiting the foregoing, nothing in this Agreement shall be deemed to apply to or limit any right or remedy of Lender, at any time following the occurrence and during the continuance of an Event of Default, including, without limitation, (A) the right to exercise self-help remedies, or (B) the right to foreclose judicially or non-judicially against any real or personal property collateral, or to exercise judicial or non-judicially power of sale rights, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, prejudgment attachment, or the appointment of a receiver. All such rights and remedies, as set forth in the Loan Instruments, are reserved.

15. Ratification and Reaffirmation of Loan Instruments. All of the terms, covenants, and conditions contained in the Loan Instruments (including, without limitation, Sections 3, 4 and 5 of the First Modification, Sections 5 and 6 of the Second Modification and Sections 3, 4 and 6 of the Third Modification) shall be and remain in full force and effect, except as specifically modified in this Agreement, and are hereby ratified, reaffirmed and republished in their entirety by the parties hereto. To the extent of any conflict between the other Loan Instruments and this Agreement, this Agreement shall control. It is expressly understood that the execution and delivery of this Agreement do not and shall not (a) give rise to any defense, set-off, right of recoupment, claim or counterclaim with respect to any of Borrower’s or Guarantor’s obligations under the Loan Instruments or the enforcement thereof, (b) operate as a waiver of any of Lender’s rights, powers or privileges under the Loan Instruments, or (c) prejudice, limit or affect in any way any present or future rights, remedies, powers or benefits available to Borrower under the Loan Instruments or any other documents executed by Borrower or Guarantor for the benefit of Lender in connection with the Loan. In addition, the parties hereto expressly disclaim any intent to effect a novation or an extinguishment or discharge of any of the obligations pursuant to the Loan Instruments or by any other document executed in connection therewith by reason of this Agreement.

16. Authorization and Consent. Each party hereto hereby represents and warrants that such party (a) is authorized to enter into this Agreement and (b) has obtained all necessary consents, if any, needed to enter into this Agreement.

17. Acknowledgment of Legal Counsel. Borrower and Guarantor each represents and warrants that each is represented by legal counsel of their respective choice, is fully aware of the terms contained in this Agreement and has voluntarily and without coercion or duress of any kind, entered into this Agreement and the documents executed in connection with this Agreement.

18. Entire Agreement; Binding Affect. This Agreement constitutes the entire and final agreement among the parties and there are no agreements, understandings, warranties or representations among the parties with respect to the Loan except as set forth in this Agreement and the other Loan Instruments. This Agreement will inure to the benefit and bind the respective heirs, administrators, executors, representatives, successors and permitted assigns of the parties hereto. Nothing in this Agreement or in the other Loan Instruments, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Instruments.

19. Interpretation. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20. Governing Law. This Agreement is executed and delivered in the State of New Jersey (the “State”) and it is the desire and intention of the parties that it be in all respects interpreted according to the laws of the State. Borrower specifically and irrevocably consents to the jurisdiction and venue of the federal and state courts of the State with respect to all matters concerning this Agreement or the other Loan Instruments or the enforcement of any of the foregoing. Borrower agrees that the execution and performance of this Agreement shall have a State situs and accordingly, consents to personal jurisdiction in the State.

21. WAIVER OF JURY TRIAL. BORROWER AND GUARANTOR EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE LOAN INSTRUMENTS OR THE UNDERLYING TRANSACTIONS. BORROWER AND GUARANTOR EACH CERTIFIES THAT NEITHER LENDER NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT IN THE EVENT OF ANY SUCH SUIT, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

22. Waiver of Automatic Stay. Lender shall be and is entitled to, and Borrower hereby consents to, relief from the stay imposed by Section 362 of the Bankruptcy Code, as amended, in any applicable proceeding with respect to Borrower. Borrower represents, warrants and agrees that (i) Borrower is a sophisticated commercial party experienced in transactions similar to the transaction contemplated herein and is represented by counsel of its own choosing, which counsel is experienced in transactions similar to the transaction contemplated herein, as determined by Borrower in its sole discretion, (ii) it has been advised of, and discussed with its counsel, alternatives to entering into this Agreement, including without limitation, a petition for relief under any Chapter of the Bankruptcy Code, Title 11, U.S.C.A., and it has determined that the transactions described herein are more favorable to it than such alternatives, (iii) it has been given good and valuable consideration for the waiver described in this Section 22, (iv) it has not entered into this Agreement with intention, expectation or belief that its performance in accordance with the terms this Agreement will adversely affect Borrower’s secured or unsecured creditors other than Lender, if any, and (v) it is entering into this Agreement with a reasonable, good faith expectation that it will be able to otherwise perform and satisfy its obligations in respect of this Agreement, the Loan and the Loan Instruments together with its obligations to its secured and unsecured creditors other than Lender, if any, as and when such obligations become due.

23. References. This Agreement is a Loan Instrument and from and after the date hereof: (a) references in any of the Loan Instruments to any of the other Loan Instruments will be deemed to be references to such other Loan Instruments as modified by this Agreement; and (b) all references to the term “Loan Instruments” in each of the Loan Instruments shall hereinafter refer to the Loan Instruments as defined in the Security Instrument, this Agreement, and all documents executed in connection with this Agreement.

24. Counterpart Execution. This Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

25. Electronic Execution of Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any consents hereunder) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act, N.J.S.A. 12A:12-1 et seq.; provided that notwithstanding anything contained herein to the contrary Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by Lender pursuant to procedures approved by it.

26. Successors and Assigns. This Agreement shall inure to the benefit of and are binding upon Borrower and Lender, and their respective successors and permitted assigns.

27. Guarantor. Except as otherwise set forth in Section 9 hereof, nothing herein is intended, nor shall it, increase, modify or supplement the obligations of the Guarantor under the Loan Instruments to which it is a party.

28. Exculpation/Nonrecourse. Section 5.18 of the Security Instrument, and the corresponding provision in the Notes (pages 5 to 7), are incorporated herein by this reference and are deemed made to apply with equal force and effect hereto.

29. Confidentiality. All Confidential Information shall be kept confidential by Lender, may not be disclosed to any third parties other than Lender’s Representatives (as hereinafter defined) or as required by applicable law or pursuant to legal process in the enforcement of rights and remedies under the Loan, and shall be used solely for the purpose of administering the Loan. Confidential Information shall not include any information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Lender or its Representatives, (ii) was available to the Lender or its Representatives on a non-confidential basis prior to its disclosure by the Borrower or the Borrower’s Representatives, (iii) becomes available to the Lender or its Representatives on a non-confidential basis from a source (other than the Borrower or the Borrower’s Representatives) that is not known by Lender to be bound by a confidentiality agreement with the Borrower, or the Borrower’s Representatives or is not otherwise prohibited from transmitting the information to the Lender or (iv) is independently developed by Lender or its Representatives without the use of the Confidential Information. Nothing contained herein shall in any way restrict or impair the Lender’s right to disclose any of the Confidential Information if required by applicable laws and regulations, or at the request of any regulatory authority or self-regulatory organization having proper jurisdiction and authority over Lender. As used in herein, the term “Representative” means, as to any person or entity, such person’s or entity’s affiliates and its and their directors, officers, employees, members, advisors (financial or otherwise), attorneys, accountants, auditors, consultants, lending sources and agents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

PR CHERRY HILL STW LLC,
a Delaware limited liability company

By:	PREIT Associates, L.P.,
a Delaware limited partnership,
its sole member

By:	Pennsylvania Real Estate Investment
Trust, its sole general partner

By:	/s/ Andrew M. Ioannou
Name:	Andrew M. Ioannou
Title:	Executive Vice President Finance and Acquisitions

CHERRY HILL CENTER, LLC,
a Maryland limited liability company

By:	Cherry Hill Center Manager, LLC,
a Delaware limited liability company,
its managing member

By:	PREIT Associates, L.P.,
a Delaware limited partnership,
its sole member

By:	Pennsylvania Real Estate Investment
Trust, its sole general partner

By:	/s/ Andrew M. Ioannou
Name:	Andrew M. Ioannou
Title:	Executive Vice President Finance and Acquisitions

GUARANTOR:

PREIT ASSOCIATES, L.P.,
a Delaware limited partnership

By:	Pennsylvania Real Estate Investment Trust,
its sole general partner

By:	/s/ Andrew M. Ioannou
Name:	Andrew M. Ioannou
Title:	Executive Vice President Finance and Acquisitions

LENDER:

NEW YORK LIFE INSURANCE COMPANY, a New York mutual insurance company

By:	/s/ Roger Braxton
Name:	Roger Braxton
Title:	Corporate Vice President and Assistant Secretary

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation

By:	Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

	By:	/s/ Talia Feuerstein
	Name:	Talia Feuerstein
	Title:	Authorized Signer

EXHIBIT A

MILESTONES

(i) Reserved;

(ii) Reserved;

(iii) Reserved;

(iv) By no later than February 12, 2024, the Bankruptcy Court shall have entered a final order approving the DIP Facility;

(v) By no later than February 22, 2024, the Court shall have held a hearing to confirm the Plan and approve any disclosure statement filed in connection therewith;

(vi) By no later than February 29, 2024, (a) the Bankruptcy Court shall have entered an order confirming the Plan and approving any disclosure statement filed in connection therewith and (b) in connection with the Plan, Guarantor shall have reaffirmed all of its obligations under the Guaranty and Environmental Indemnity; and

(vii) By no later than March 15, 2024, the Plan effective date shall have occurred.

EXHIBIT B

EXAMPLE OF PAYMENT CALCULATION